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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

[X] Filed by the Registrant
[_] Filed by a Party other than the Registrant

Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[_] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2)

         CAPITAL REALTY INVESTORS TAX EXEMPT FUND LIMITED PARTNERSHIP
                                  ("CRITEF")

       CAPITAL REALTY INVESTORS TAX EXEMPT FUND III LIMITED PARTNERSHIP
                                ("CRITEF III")
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             (NAMES OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

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   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2), or
    Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:
      Beneficial Assignee Certificates ("BACs"), CRITEF, Series I & II Beneficial Assignee Certificates ("BACs"), CRITEF III
  2) Aggregate number of securities to which transaction applies:
      2,280,000 BACs in CRITEF, Series I 3,238,760 BACs in CRITEF, Series II 5,258,268 BACs in CRITEF III
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      $15.00 per BAC in CRITEF, Series I $14.68 per BAC in CRITEF, Series II $15.32 per BAC in CRITEF III
  4) Proposed maximum aggregate value of transaction: $162,301,663
  5) Total fee paid: $32,461

[_] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: $32,461

    2) Form, Schedule or Registration Statement No.: Schedule 14A

    3) Filing parties: CRITEF and CRITEF III

    4) Date filed: March 18, 1996; August 26, 1996

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                    CAPITAL REALTY INVESTORS TAX EXEMPT FUND
                              LIMITED PARTNERSHIP,
                              SERIES I & SERIES II
                  CAPITAL REALTY INVESTORS TAX EXEMPT FUND III
                               LIMITED PARTNERSHIP
                                c/o C.R.I., Inc.
                              11200 Rockville Pike
                           Rockville, Maryland  20852

                                 October 3, 1996

Dear BAC Holder:

     Dominium Tax Exempt Fund's recent letter to you omits or distorts the facts concerning the proposed mergers between the CRITEF Funds and affiliates of CAPREIT.

     Dominium's interests are not the same as yours. Dominium holds only 100 BACs in each CRITEF Fund, purchased recently to give them standing to raise objections to the mergers. The General Partners believe that Dominium wants to gain control of the CRITEF Funds, not to get you more money for your shares.

     Dominium tried for seven months to finance a bid that might pay more to BAC Holders, but it failed to raise the money. The CRITEF Funds cooperated fully with Dominium. Counsel in the class action postponed the settlement hearing three times to give Dominium an opportunity to finalize an offer. Dominium was never able to make a firm bid higher than CAPREIT's. Consistent with its past failure, Dominium makes no monetary offer now.

     Consider the following points Dominium neglects to tell you:

     - The Delaware Chancery Court approved the settlement of the class action suit concerning the mergers, finding it to be fair, reasonable and in the best interests of BAC Holders.

     - For eight months, class action counsel acting on behalf of investors sought to obtain higher bids, including from Dominium, but failed to produce any offers.

     - Independent fairness opinions from a nationally recognized investment banking firm support the fairness of the merger redemption prices offered by CAPREIT to BAC Holders from a financial point of view.

     - The merger prices represent substantial premiums of 26% to 33% over the AMEX trading prices as of the date CAPREIT made its initial bid.

     - All pertinent information concerning the relationships among the Funds, their affiliates and CAPREIT is fully disclosed in proxy materials filed with the Securities and Exchange Commission and mailed to BAC Holders.

     - CAPREIT has increased its aggregate offer to BAC Holders by $13 million since its initial bid.

     Dominium offers you no alternative proposal. It simply seeks to block the mergers. Perhaps Dominium hopes to benefit by driving down the current market price of the BACs after frustrating the mergers. Perhaps Dominium's goal is to extract some other financial benefit for itself.

     Dominium failed to furnish a firm higher bid for the BACs after months of trying. It still offers nothing. Its disgruntled efforts to thwart the mergers for its own benefit should not be rewarded. You will be the one who is financially hurt.

BAC Holders
October 3, 1996
Page Two

     The General Partners urge you to sign and return the enclosed white proxy card.

     If you have questions, please contact MacKenzie Partners, our information and proxy agent, at 1-800-322-2885.

     The vote of every BAC Holder is important.

                         Very truly yours,

                         CRITEF III ASSOCIATES LIMITED PARTNERSHIP,
                          General Partner
                         By:  C.R.I., Inc., its general partner

                         William B. Dockser
                         Chairman of the Board of C.R.I., Inc.

                         and

                         H. William Willoughby
                         President of C.R.I., Inc.

                              NEWS RELEASE
                              For Immediate Release

     CONTACT:  James T. Pastore
               202-546-6451
               Susan T. Backman or
               Curtis C. Rimmey
               301-231-0231

           CRITEF General Partners Sue Dominium For Violating Federal
                                Securities Laws;
                Cite Misleading Statements About Proposed Mergers

Rockville, MD, October 4, 1996 -- (AMEX: CRA, CRB, CRL) -- The General Partners of two CRITEF partnerships and a prospective merger partner, Capital Apartment Properties, Inc. (CAPREIT), have filed suit in the United States District Court for the Southern District of New York to have a temporary restraining order issued against Dominium Tax Exempt Fund LLP, alleging that Dominium violated Federal securities laws in its effort to impede a proposed merger between the CRITEF partnerships and affiliates of CAPREIT.

The suit charges that Dominium violated Federal securities laws by sending a letter and issuing a press release constituting proxy solicitations to investors in the CRITEF partnerships before delivering more detailed preliminary proxy materials to the investors.

The suit also charges that the letter and press release contain false and misleading statements about the proposed mergers between the CRITEF partnerships and affiliates of CAPREIT.

As a result, the CRITEF suit seeks to restrain Dominium from communicating further with CRITEF BAC holders until Dominium delivers to the holders of CRITEF Beneficial Assignee Certificates (BACs) a proper proxy statement in compliance with Securities and Exchange Commission rules.

The CRITEF suit also seeks compensatory and punitive damages for Dominium s tortious interference with the merger contracts, due to Dominium s unlawfully issuing proxy solicitations and making false and misleading statements jeopardizing the mergers and its malice towards the CRITEF partnerships and CAPREIT.

Dominium s communications with CRITEF investors have left out key information, such as:

- -    Dominium tried for seven months to come up with a proposal that would exceed CAPREIT s offer of cash to BAC holders, but failed to obtain firm financing.

- -    Dominium is presenting BAC holders with no alternative offer now.

- -    CAPREIT s offering prices represent 26% to 33% premiums over the American
     Stock Exchange closing prices as of the day of CAPREIT s initial bid.

- -    As part of a recently settled class action, counsel representing the BAC holders solicited higher bids from nationally recognized real estate firms. Eight months of solicitation produced no bids at all.

- -    CAPREIT s merger offering prices are supported by independent fairness opinions from a nationally recognized investment banking firm.

- -    All pertinent information concerning the relationships among the CRITEF partnerships, their affiliates and CAPREIT is fully disclosed in their proxy materials filed with the SEC and mailed to BAC holders.

William B. Dockser, chairman of CRI, Inc., the managing general partner of the general partners of the CRITEF partnerships, said, We stand behind the merger proposals and recommend that the BAC holders vote yes on all of the questions on the proxies. Neither Dominium nor anyone else has been able to beat CAPREIT s offer. CAPREIT s offer to BAC holders has been deemed fair by a nationally recognized investment banking firm and the settlement of the class action has been approved by the Delaware Chancery Court.

Mr. Dockser warned investors that, Dominium offers no alternative to the merger proposals. Dominium s interests are not the same as the BAC holders . Dominium purchased its 100 BACs for each series of CRITEF securities only recently in order to claim standing for objecting to the mergers. We believe Dominium s motive is to gain control of the CRITEF partnerships, not to see that BAC holders get more for their investment.

Special meetings for BAC holders to vote on the merger proposals are scheduled for October 29, 1996.

There are two CRITEF partnerships with three series of securities that trade on the American Stock Exchange:

- -    Capital Realty Investors Tax Exempt Fund Limited Partnership, Series I
     (CRITEF-I) (AMEX:CRA);

- -    Capital Realty Investors Tax Exempt Fund Limited Partnership, Series II
     (CRITEF-II) (AMEX:CRB);

- -    Capital Realty Investors Tax Exempt Fund III Limited Partnership (CRITEF-
     III) (AMEX:CRL).

The CRITEF partnerships together hold 18 tax-exempt mortgage revenue bonds used to finance multifamily housing communities in eight states. Formed by CRI, Inc. in 1986 and 1987, the partnerships began trading on the American Stock Exchange on July 1, 1993.

CAPREIT, based in Rockville, Maryland, is a self-managed private real estate investment trust. CAPREIT owns 30 multifamily communities containing 7,512 units located in 10 states. In addition, CAPREIT manages another 39 apartment communities (including 14 of the CRITEF communities) for third-party owners. The largest investor in CAPREIT is Apollo Real Estate Investment Fund, L.P.

                       Capital Apartment Properties, Inc.
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                               Rockville, Maryland

RE: Capital Realty Investors Tax Exempt Fund Limited Partnership, Series I (AMEX Symbol: CRA), Capital Realty Investors Tax Exempt Fund Limited Partnership, Series II (AMEX Symbol: CRB), and Capital Realty Investors Tax Exempt Fund Limited Partnership, Series III (AMEX Symbol: CRL)

     FOR IMMEDIATE RELEASE:

               CAPITAL RESPONDS TO DOMINIUM TAX EXEMPT FUND LETTER

ROCKVILLE, MARYLAND, October 3, 1996-Capital Apartments Properties, Inc. ("CAPREIT") responded strongly to the false allegations and misstatements set forth in a press release and in a letter to investors by the recently organized Dominium Tax Exempt Fund L.L.P. attacking the proposed merger of affiliates of CAPREIT with Capital Realty Investors Tax Exempt Fund Limited Partnership, Series I (AMEX Symbol: CRA), Capital Realty Investors Tax Exempt Fund Limited Partnership, Series II (AMEX Symbol: CRB), and Capital Realty Investors Tax Exempt Fund Limited Partnership, Series III (AMEX Symbol: CRL).

Richard Kadish, President of CAPREIT, stated "This is obviously a last ditch attempt on the part of Dominium to stop a transaction as to which they were unwilling and incapable of coming to the table with a better price for BAC holders, notwithstanding an eight month opportunity to do so. I am not entirely surprised by this bad faith attempt to sabotage the merger in view of the unwillingness of CAPREIT to agree to their request for greenmail payments in order to avoid this potentiality."

Mr. Kadish further commented, "Our attorneys are currently reviewing this matter with a view to putting a stop to these unwarranted and self-interested misstatements."

CAPREIT is one of the nations largest owners and managers of multi-family housing units throughout the United States.